EXHIBIT 16.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

September 22, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: AI Technology Group Inc.

Form 8-K Item 4.01 and Exhibit 16.1

Ladies and Gentlemen:

We have read the statements made by AI Technology Group Inc. (the “Company”) under Item 4.01 of the Form 8-K that the Company provided to us and proposes to file with the Securities and Exchange Commission. We agree with the statements concerning our audit reports for the years ended December 31, 2023 and December 31, 2024, including the reference to the explanatory paragraphs regarding the Company’s ability to continue as a going concern.

We do not agree with the Company’s statement that there were no disagreements or reportable events during the applicable period. The disclosure limits that representation to the period through September 30, 2025. Under Item 304 of Regulation S-K, the applicable subsequent interim period extends through May 7, 2026, the date of our resignation.

During our preliminary audit procedures for the year ended December 31, 2025, we advised the Company that matters arising from the December 15, 2025 agreement involving the Company, Biomed 360 Solutions Corp. and AVM Biotechnology Inc. required additional supporting documentation, further investigation and expanded audit procedures. The matters included the accounting for the acquisition and related loans and advances; transactions and balances involving officers and related parties; the potential legal and regulatory implications of extensions of credit; the proposed recharacterization of certain advances as compensation; the authorization, business purpose, accounting and disclosure of the transactions; and the sufficiency and reliability of the information and representations provided to us.

These matters were not resolved to our satisfaction before our resignation, and we did not complete the additional investigation or expanded procedures before the engagement ended. Accordingly, we do not agree with any implication that no disagreement or reportable event existed through the date of our resignation or that the unresolved matters were limited to management’s incomplete accounting analysis.

We are not in a position to agree or disagree with the Company’s statements concerning the engagement of Fruci & Associates II, PLLC or whether the Company or anyone acting on its behalf consulted with Fruci & Associates II, PLLC.

Very truly yours,

MICHAEL GILLESPIE & ASSOCIATES, PLLC

By: /S/ Michael Gillespie

Michael Gillespie, CPA